Exhibit 10.1

PROGRESS SOFTWARE CORPORATION
2017 FISCAL YEAR COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS

A.	Amounts of 2017 Fiscal Year Compensation

•	Annual Board Retainer (cash): $50,000

•	Additional Annual Non-Executive Chairman Retainer (cash): $50,000

•	Committee fees (cash):
Audit Committee:    $25,000 for Chair
    $20,000 for Members
Nominating and Corporate
Governance Committee:    $12,500 for Chair
    $10,000 for Members
Compensation Committee:    $25,000 for Chair
    $15,000 for Members
Equity Component:

•	$200,000 to be delivered in one installment (as set forth below under “Timing”), consisting of Deferred Stock Units (“DSUs”).

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The number of DSUs to be issued will be determined by dividing $200,000 by the fair market value of Company common stock on the date of issuance. The DSUs will vest in a single installment on December 1, 2017, subject to continued service on the Board, with full acceleration upon a change in control.

•	DSUs will be settled upon a Director’s separation from service from the Board of Directors or change in control, if earlier, and not upon vesting.
Timing

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Annual fiscal year cash compensation will be paid in one installment at the Compensation Committee meeting in March, or such other date as determined by the Compensation Committee. Amounts paid will be pro-rated for partial year service, with a fractional month of service rounded to a whole month. A Director who joins the Board other than on the first day of the fiscal year will be paid a pro-rated amount of the annual fiscal year compensation. The same proration rule will also apply to any partial year service on any committee.

B.    Initial Director Appointment Grant
Each newly elected Director shall receive an Initial Director Appointment Grant of $300,000 of Deferred Stock Units (“DSUs”). The precise number of DSUs to be issued to the newly elected Director will be determined by dividing $300,000 by the fair market value of Company common stock on the date of issuance.
DSUs will vest over a 60-month period, beginning on the first day of the month following the month the Director joins the Board, with full acceleration upon a change in control. DSUs will be settled upon a Director’s separation from service from the Board of Directors or change in control, if earlier, and not upon vesting.
C.    Stock Retention Guidelines
All non-employee Directors must hold a number of shares of the Corporation’s common stock having a fair market value equal to at least five times the Annual Cash Retainer, which for purposes of this requirement shall include vested DSUs. Directors have five years to attain this guideline from the date of election to the Board.
D.    Miscellaneous
Employee Directors shall not be entitled to participate in the 2017 Director Compensation Plan.

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